UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 25, 2005

AETRIUM INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	0-22166	41-1439182

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2350 Helen Street
North St. Paul, Minnesota		55109

(Address of Principal Executive Offices)		(Zip Code)

(651) 770-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

     On May 25, 2005, the Compensation Committee of the Board of Directors of Aetrium Incorporated accelerated the vesting of 445,457 unvested and “out-of-the-money” stock options held by the Company’s employees. The options would have otherwise vested over the next twenty-four to forty-one months and have exercise prices ranging from $2.76 to $4.81 per share. All of the accelerated options were granted under the Company’s 2003 Stock Incentive Plan.

     The Compensation Committee determined that the acceleration was in the best interests of the Company to enhance the incentive of the affected options and to provide greater flexibility to the Company for future grants of share based incentives as Financial Accounting Standards Statement No. 123(R) (Share-Based Payment), requiring expensing of share based incentives, becomes effective. The acceleration is intended to enable the Company to avoid recognizing compensation expense associated with these options in future periods following its adoption of FASB Statement No. 123(R) in January 2005.

     FASB Statement No. 123(R) requires companies to recognize the grant-date fair value of stock options as an expense in the income statement for all options issued after the adoption date, and, under certain transition rules to be followed by the Company, to recognize expense in future periods for options granted prior to the adoption date, to the extent that they remain unvested at the time of adoption.

     The Company currently applies the intrinsic- value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees.” Under APB 25, the acceleration of these options will not result in recognition of share-based compensation expense because the exercise price was in excess of the market price at the time of the acceleration.

     The Compensation Committee’s action included the immediate vesting of the following numbers of options held by the Company’s named executive officers:

Joseph C. Levesque	29,062
Douglas L. Hemer	51,667
Keith E. Williams	38,750
Daniel M. Koch	54,896
John J. Pollock	40,042

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETRIUM INCORPORATED
By:	/s/ DOUGLAS L. HEMER
Douglas L. Hemer
Chief Administrative Officer and Secretary

Dated: May 25, 2005